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                                  Subsidiaries                      Exhibit 21.1


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
Name                                               Jurisdiction of Incorporation
----                                               -----------------------------
Firepond UK Ltd                                    England
Firepond Nordic AB                                 Sweden
Firepond Benelux BV                                Netherlands
Firepond Europe BV                                 Netherlands
Firepond Deutschland GmbH                          Germany
Firepond France SAS                                France
Firepond Schweiz AG                                Switzerland
Firepond Japan KK                                  Japan
Firepond Korea Co. Ltd                             Korea
Firepond Australia Pty. Ltd.                       Australia
Firepond International Inc                         Minnesota
Firepond of Michigan, Inc.                         Michigan
Brightware, Inc.                                   Delaware
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